Exhibit 99.1

Ruby Tuesday, Inc. Announces Management Changes and Preliminary Fiscal First Quarter 2017 Financial Results

Director F. Lane Cardwell, Jr. Appointed Interim President and Chief Executive Officer

MARYVILLE, TN--(BUSINESS WIRE)--September 13, 2016--Ruby Tuesday, Inc. (NYSE:RT) today announced that effective immediately, the Board of Directors has appointed F. Lane Cardwell, Jr. as Interim President and Chief Executive Officer following the resignation of James J. “JJ” Buettgen. Additionally, Mr. Buettgen, who had also served as Board Chairman, will not stand for reelection at the upcoming Annual Meeting of Shareholders on October 5, 2016 and Lead Director Stephen Sadove has been named non-executive Board Chairman. The Company’s Board of Directors has retained Heidrick & Struggles to begin a search for a permanent President and Chief Executive Officer.

Stephen Sadove, Board Chairman and Lead Director, stated, “We would like to thank JJ for his dedicated service to Ruby Tuesday. During his leadership, JJ built a strong team, improved the health of the organization, and positioned the Company to execute against its Fresh Start initiatives including the recent completion of the asset rationalization program. We wish him well in his future endeavors.” Mr. Sadove added, “We appreciate Lane stepping into the President and CEO roles. Lane possesses decades of restaurant and management expertise which is ideal for ensuring a smooth and orderly transition during this interim period. His tenure on our Board will help facilitate leadership continuity until we can complete the process of identifying a suitable permanent replacement.”

The Company also announced the appointment of Sue Briley as Chief Financial Officer. Ms. Briley has been serving as interim Chief Financial Officer since June 2016 and prior to that, had been Vice President of Finance since joining Ruby Tuesday in July 2014. Mr. Sadove commented, “Sue has done an exceptional job since taking on the responsibilities of interim Chief Financial Officer and has proven to be the right candidate for the position to lead our strong financial team going forward.”

Mr. Cardwell has been a Director of the Company since October 2012 and member of the Executive Compensation and Audit Committees. Since June 2012, Mr. Cardwell has served as the President of Cardwell Hospitality Advisory. Before that, he held several positions including President of P.F. Chang’s China Bistro, as well as board member, and President and Chief Executive Officer of Boston Market. Previously, he served on the board of Famous Dave’s of America prior to becoming interim President and Chief Executive Officer and also served as President and Chief Executive Officer of Eatzi’s Market and Bakery. Prior to joining Eatzi’s, Mr. Cardwell was Executive Vice President and Chief Administrative Officer and board member of Brinker International.

F. Lane Cardwell, Jr., Interim President and Chief Executive Officer, added, “I appreciate the opportunity to accept this expanded role and look forward to working with the Board and the talented management team as we move toward restoring Ruby Tuesday to sustained profitable growth.”

Preliminary Fiscal First Quarter 2017 Results

The Company also announced the following preliminary financial results for the fiscal first quarter ended August 30, 2016:

  Total revenue, including franchise revenue, of approximately $256.7 million.
  Same restaurant sales declined approximately 2.7%.
  Net Loss per diluted share to range from $0.67 to $0.74. Adjusted Net Loss* per diluted share to range from $0.10 to $0.12.

* Estimated EBITDA, Adjusted EBITDA, Adjusted Net Loss and Adjusted Net Loss per share are non-GAAP measures. Reconciliations of estimated EBITDA, Adjusted EBITDA, Adjusted Net Loss and Adjusted Net Loss per share to the most directly comparable financial measures presented in accordance with United States Generally Accepted Accounting Principles (GAAP) are set forth in the schedule accompanying this release. See “Non-GAAP Financial Measures.”

As of today, all 95 restaurants have closed under the Company’s asset rationalization plan announced on August 11, 2016. Additionally, these locations have been excluded from the calculation of the Company’s same restaurant sales performance for the fiscal first quarter and will be excluded on a go-forward basis.

Preliminary results remain subject to the completion of normal quarter-end accounting procedures and adjustments and are subject to change. Specifically, the charges for closed restaurant lease reserves reflected within Closures and Impairments, Net associated with the Company’s asset rationalization plan are subject to change pending the conclusion of the first quarter evaluation.

The Company will release full fiscal first quarter 2017 results and update Fiscal 2017 guidance, if necessary, on Thursday, October 6, 2016 following the close of the financial markets and will hold a conference call at 5:00 p.m. Eastern time. The regular quarterly conference call can be accessed live by dialing 888-670-2260 or for international callers by dialing 913-312-0686. A replay will be available after the call and can be accessed by dialing 877-870-5176 or for international callers by dialing 858-384-5517. The passcode is 9127398. The replay will be available through Sunday, November 6, 2016. A live webcast of the call can be accessed on the Investor Relations page of the Company’s website at www.rubytuesday.com and will be archived on the Company’s website.

About Ruby Tuesday, Inc.

Ruby Tuesday, Inc. owns and franchises Ruby Tuesday brand restaurants. As of August 30, 2016, there were 615 Ruby Tuesday restaurants in 42 states, 14 foreign countries, and Guam. Of those restaurants, we owned and operated 547 Ruby Tuesday restaurants and franchised 68 Ruby Tuesday restaurants, comprised of 18 domestic and 50 international restaurants. Our corporate-owned and operated restaurants are concentrated primarily in the Southeast, Northeast, Mid-Atlantic, and Midwest of the United States, which we consider to be our core markets. For more information about Ruby Tuesday, please visit www.rubytuesday.com. Ruby Tuesday, Inc. is traded on the New York Stock Exchange (Symbol: RT).

Forward-looking Information

This press release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements represent our expectations or beliefs concerning future events, including one or more of the following: future financial performance (including our estimates of changes in same-restaurant sales, average unit volumes, operating margins, expenses, and other items), future capital expenditures, the effect of strategic initiatives (including statements relating to cost savings initiatives and the benefits of our marketing), the opening or closing of restaurants by us or our franchisees, sales of our real estate or purchases of new real estate, future borrowings and repayments of debt, availability of financing on terms attractive to the Company, compliance with financial covenants in our debt instruments, payment of dividends, stock and bond repurchases, restaurant acquisitions and dispositions, and changes in senior management and in the Board of Directors. We caution the reader that a number of important factors and uncertainties could, individually or in the aggregate, cause our actual results to differ materially from those included in the forward-looking statements, including, without limitation, the following: general economic conditions; changes in promotional, couponing and advertising strategies; changes in our customers’ disposable income; consumer spending trends and habits; increased competition in the restaurant market; laws and regulations, including those affecting labor and employee benefit costs, such as further potential increases in state and federally mandated minimum wages and healthcare reform; the impact of pending litigation; customers’ acceptance of changes in menu items; changes in the availability and cost of capital; potential limitations imposed by debt covenants under our debt instruments; weather conditions in the regions in which Company-owned and franchised restaurants are operated; costs and availability of food and beverage inventory, including supply and delivery shortages or interruptions; significant fluctuations in energy prices; security breaches of our customers’ or employees’ confidential information or personal data or the failure of our information technology and computer systems; our ability to attract and retain qualified managers, franchisees and team members; impact of adoption of new accounting standards; impact of food-borne illnesses resulting from an outbreak at either one of our restaurant concepts or other competing restaurant concepts; effects of actual or threatened future terrorist attacks in the United States; and other risks and uncertainties described in the Risk Factors included in Part I, Item A of our Annual Report on Form 10-K for the year ended May 31, 2016.

Non-GAAP Financial Measures

The Company believes excluding certain items from its financial results provides investors with a clearer understanding of the Company’s operating performance and comparison to prior-period results. In addition, management uses these non-GAAP financial measures to assess the results of the Company’s operations.

We have included estimated EBITDA, Adjusted EBITDA, Adjusted Net Loss and Adjusted Net Loss per share to provide investors with supplemental measures of our operating performance. We believe these are important supplemental measures of operating performance because they eliminate items that have less bearing on our Company-wide operating performance and thus highlight trends in our core business that may not otherwise be apparent when relying solely on financial measures in accordance with GAAP. We also believe that securities analysts, investors and other interested parties frequently use EBITDA, Adjusted EBITDA, Adjusted Net Loss and Adjusted Net Loss per share in evaluating issuers. Because other companies in some cases calculate EBITDA, Adjusted EBITDA, Adjusted Net Loss or Adjusted Net Loss per share differently from the way we calculate such measures, these metrics may not be comparable to similarly titled measures reported by other companies. Additionally, supplemental non-GAAP financial measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

The use of these measures permits a comparative assessment of the Company's operating performance relative to its performance based on GAAP results, while isolating the effects of certain items that vary from period to period without correlation to core operating performance and certain items that vary widely among similar companies. However, the inclusion of these adjusted measures should not be construed as an indication that future results will be unaffected by unusual or infrequent items or that the items for which the adjustments have been made are necessarily unusual or infrequent.

Available in this release is the reconciliation of estimated Net Loss, the most directly comparable GAAP measure to estimated EBITDA, Adjusted EBITDA, Adjusted Net Loss and Adjusted Net Loss per share, all of which are non-GAAP financial measures. EBITDA is defined as Net Loss before interest, taxes, and depreciation and amortization. Adjusted EBITDA is defined as EBITDA, excluding certain expenses including, but not limited to, Closures and Impairments, Net. Adjusted Net Loss is defined as Net Loss excluding certain expenses as defined in Adjusted EBITDA as well as Income Tax Benefit from Adjustments and Income Tax Benefit Adjusted to the Statutory Rate. Adjusted Net Loss per share is defined as Adjusted Net Loss divided by diluted shares outstanding.

Non-GAAP Reconciliation Table
Reconciliation of Estimated EBITDA, Adjusted EBITDA, Adjusted Net Loss, and Adjusted Net Loss Per Share
(Amounts in thousands except per share amounts)
(Unaudited)

	Low	High
	13 Weeks	13 Weeks
	Ended	Ended
	August 30,	August 30,
	2016	2016

Estimated Net Loss	$(40,212)	$(44,212)

Depreciation and Amortization	11,229	11,229
Interest Expense, net	4,877	4,877
Benefit for Income Taxes	(1,615)	(1,775)
EBITDA	$(25,721)	$(29,881)
Closures and Impairments, Net (1)	31,712	33,712
Adjusted EBITDA	$5,991	$3,831

Estimated Net Loss	$(40,212)	$(44,212)

Closures and Impairments, Net (1)	31,712	33,712
Income Tax Benefit from Adjustments (2)	(12,586)	(13,380)
Income Tax Benefit Adjusted to Statutory Rate (3)	14,986	16,477
Adjusted Net Loss	$(6,100)	$(7,403)

Net Loss Per Share	$(0.67)	$(0.74)

Adjusted Net Loss Per Share	$(0.10)	$(0.12)

Basic Shares Outstanding	59,790	59,790

Diluted Shares Outstanding	59,790	59,790

(1) Includes property impairments, closed restaurant lease reserves, closing cost adjustments, and gain on the sale of surplus properties.
(2) Represents the tax impact of the adjustments to Net Loss at the Company's statutory tax rate (39.69%).
(3) Represents the Company's Income Tax Benefit adjusted to the Company's statutory tax rate.

CONTACT:
Investor Relations
ICR
Melissa Calandruccio, (646) 277-1273
RubyTuesdayIR@icrinc.com
or
Media Relations
ICR
Christine Beggan, (203) 682-8329
RubyTuesday@icrinc.com